As filed with the Securities and Exchange Commission on February 22, 2019 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933
NETGEAR, Inc. (Exact name of Registrant as specified in its charter)
Delaware		77-0419172
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
350 East Plumeria Drive San Jose, CA 95134
(Address of principal executive offices, including zip code)

NETGEAR, Inc. 2016 Equity Incentive Plan
(Full title of the plan)

Patrick C.S. Lo Chairman of the Board and Chief Executive Officer NETGEAR, Inc. 350 East Plumeria Drive San Jose, CA 95134 (408) 907-8000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☑	Accelerated filer	☐
Non-Accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the NETGEAR, Inc. 2016 Equity Incentive Plan	1,247,507 (2)	$34.77 (3)	$43,375,818.39	$5,257.15

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of NETGEAR, Inc. (the “Registrant”) that become issuable under the NETGEAR, Inc. 2016 Equity Incentive Plan, as amended (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Represents shares of common stock added to the shares authorized for issuance under the 2016 Plan pursuant to an adjustment authorized by the 2016 Plan to prevent a diminution of the benefits or potential benefits intended to be made available under the 2016 Plan, as a result of the distribution on December 31, 2018 to the Registrant's stockholders of record on December 17, 2018 of all shares of common stock of Arlo Technologies, Inc. owned by the Registrant.

(3)
Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices per share of the Registrant’s common stock on February 20, 2019, as reported on the Nasdaq Global Select Market.

EXPLANATORY NOTE
NETGEAR, Inc. (the “Registrant”) is filing this Registration Statement for the purpose of registering additional shares of the Registrant's Common Stock to be issued pursuant to the Registrant's 2016 Equity Incentive Plan (the “2016 Plan”). These shares being registered pursuant to this Registration Statement are the same class as other securities for which earlier registration statement relating to the 2016 Plan were filed with the Securities and Exchange Commission (the “Commission”) on June 3, 2016 (File No. 333-211795) and May 31, 2018 (File No. 333-225327) (collectively, the “Prior Registration Statements”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 22, 2019 pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(2) All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information); and
(3) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 25, 2003 (File No. 000-50350), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
4.1	Form of common stock certificate of Registrant.	S-1/A	333-104419	4.1	July 14, 2003
5.1	Opinion of NETGEAR, Inc. Senior Vice President of Corporate Development and General Counsel, as to legality of securities being registered
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (contained on signature page hereto).
99.1	2016 Equity Incentive Plan, as amended and adjusted, and form agreements thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 22, 2019.

NETGEAR, INC.
By:    /s/ Patrick C.S. Lo
Patrick C.S. Lo
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick C.S. Lo and Bryan D. Murray, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of NETGEAR, Inc., and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick C.S. Lo	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 22, 2019
Patrick C.S. Lo
/s/ Bryan D. Murray	Chief Financial Officer (Principal Accounting and Financial Officer)	February 22, 2019
Bryan D. Murray
/s/ Jef T. Graham	Director	February 22, 2019
Jef T. Graham
/s/ Bradley L. Maiorino	Director	February 22, 2019
Bradley L. Maiorino
/s/ Gregory J. Rossmann	Director	February 22, 2019
Gregory J. Rossmann
/s/ Barbara V. Scherer	Director	February 22, 2019
Barbara V. Scherer
/s/ Julie A. Shimer	Director	February 22, 2019
Julie A. Shimer
/s/ Thomas H. Waechter	Director	February 22, 2019
Thomas H. Waechter